Exhibit 99.1

GOLDMAN SACHS STATEMENT ON STRESS CAPITAL BUFFER

NEW YORK, NY, June 27, 2022 — On Thursday, June 23, the Federal Reserve notified the firm of the Stress Capital Buffer (“SCB”) for The Goldman Sachs Group, Inc. (NYSE: GS) of 6.3%, resulting in a Standardized Common Equity Tier 1 (“CET1”) ratio requirement of 13.3%, which will become effective on October 1, 2022.

Supported by the movement toward more durable revenues, the firm’s capital plan includes an increase in the common stock dividend from $2.00 to $2.50 per share (subject to approval by the firm’s Board of Directors at the customary third quarter meeting).

“Our client-oriented strategy will continue to diversify the firm’s franchise and provide a strengthened return profile,” said Chairman and CEO David Solomon. “We will continue to dynamically manage capital and remain well positioned to support our clients.”

Cautionary Note on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside the firm’s control. It is possible that the firm’s final Stress Capital Buffer and capital actions (including dividends) may differ, possibly materially, from those described in this press release. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, as well as its actual Stress Capital Buffer and capital actions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2021.

The Goldman Sachs Group, Inc. is a leading global financial institution that delivers a broad range of financial services across investment banking, securities, investment management and consumer banking to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

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